Exhibit (d)(4)

Amendment No. 4 to

Fee Waiver and Expense Reimbursement Agreement

This Amendment No. 4 (this “Amendment”), dated November 5, 2014 to the Fee Waiver and Expense Reimbursement Agreement (the “Agreement”), dated as of July 20, 2011, between Whitebox Mutual Funds, a statutory trust established under the laws of the State of Delaware (the “Trust”), and Whitebox Advisors LLC (“Adviser”), a Delaware limited liability company. This Amendment supersedes and replaces all previous amendments to the Agreement.

WHEREAS, the Trust and Adviser wish to amend the Agreement whereby the schedule of Fee and Expense Caps (Appendix A) will be updated to reflect the current series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto; and

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

WHITEBOX MUTUAL FUNDS		WHITEBOX ADVISORS LLC

By:	/s/ Bruce Nordin	By:	/s/ Mark Strefling
Name:	Bruce Nordin	Name:	Mark Strefling
Title:	President	Title:	Chief Operating Officer

[Amendment No. 4 to Fee Waiver and Expense Reimbursement Agreement]

APPENDIX A

FUNDS AND EXPENSE CAPS

Name of Fund	Share Class	Maximum Permitted Rate	Termination Date
Whitebox Tactical Opportunities Fund	Investor Shares	1.60%	February 28, 2016
Whitebox Tactical Opportunities Fund	Institutional Shares	1.35%	February 28, 2016
Whitebox Market Neutral Equity Fund	Investor Shares	1.95%	February 28, 2016
Whitebox Market Neutral Equity Fund	Institutional Shares	1.70%	February 28, 2016
Whitebox Tactical Advantage Fund*	Investor Shares	1.52%	February 28, 2016
Whitebox Tactical Advantage Fund*	Institutional Shares	1.27%	February 28, 2016

*	Effective April 1, 2014, the Fund’s original name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.” Effective August 22, 2014, the Fund’s name was changed to “Whitebox Tactical Advantage Fund.”